September 10, 2021

United States Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	HF Foods Group Inc.
CIK Number: 0001680873

Dear Sir or Madam:

We have read Form 8-K dated September 10, 2021 of HF Foods Group Inc. (the “Registrant”) and are in agreement with the statements contained therein as it pertains to our firm.

We have no basis to agree or disagree with any other statements of the Registrant contained in Form 8-K.

/s/ Friedman LLP

New York, New York